Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-269256) pertaining to the 2022 Equity Incentive Plan, the 2022 Employee Stock Purchase Plan, and the 2023 Inducement Plan of Scilex Holding Company (the “Company”);
(2)
Registration Statement (Form S-8 No. 333-269257) pertaining to the Scilex Pharmaceuticals Inc. Amended and Restated 2017 Equity Incentive Plan and the Scilex Holding Company 2019 Stock Option Plan, as amended;
(3)
Registration Statement (Form S-8 No. 333-271739) pertaining to the Scilex Holding Company 2022 Equity Incentive Plan, as amended;
(4)
Registration Statement (Form S-8 No. 333-278283) pertaining to the 2022 Equity Incentive Plan, as amended, and the 2022 Employee Stock Purchase Plan of the Company;
(5)
Registration Statement (Form S-3 No. 333-276245) of the Company; and
(6)
Registration Statement (Form S-3 No. 333-280882) of the Company.

of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 31, 2025, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

Walnut Creek, California

March 31, 2025